Exhibit 10
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of International Coal Group, Inc., par value $0.01 per share, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 23nd day of June 2011.

ARCH COAL, INC.
/s/ Robert G. Jones
Name:	Robert G. Jones
Title:	Senior Vice President — Law, General Counsel and Secretary

ATLAS ACQUISITION CORP.
/s/ Jon S. Ploetz
Name:	Jon S. Ploetz
Title:	Secretary